As filed with the Securities and Exchange Commission on November 29, 2001
                                                      Registration No. 333-67370
================================================================================

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                              ------------------

                        POST-EFFECTIVE AMENDMENT NO. 1
                            ON FORM S-8 TO FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                              ------------------

                               Johnson & Johnson
            (Exact name of Registrant as specified in its charter)


              New Jersey                                        22-1024240
     (State or other jurisdiction                            (I.R.S. Employer
   of incorporation or organization)                        Identification No.)


                          One Johnson & Johnson Plaza
                        New Brunswick, New Jersey 08933
         (Address, including ZIP code, of Principal Executive Offices)

                              ------------------

                  Selfcare, Inc. Employee Stock Purchase Plan
                         Selfcare, Inc. 1992 Stock Plan
        Selfcare, Inc. 1994 Incentive and Nonqualified Stock Option Plan
      Selfcare, Inc. Amended and Restated 1996 Stock Option and Grant Plan
        Stock Option Grants to Keith May, Jerome McAleer and David Scott
 Inverness Medical Technology, Inc. Amended and Restated 2000 Stock Option and Grant Plan Integ Incorporated (formerly Inomet, Inc.) 1990 Incentive and Stock
Option Plan Integ Incorporated (formerly Inomet, Inc.) 1991 Incentive and Stock
 Option Plan Integ Incorporated 1994 Long-Term Incentive and Stock Option Plan
              Integ Incorporated 1996 Directors' Stock Option Plan
                            (Full Title of the Plans)

                              ------------------

                            Steven M. Rosenberg, Esq.
                                Johnson & Johnson
                           One Johnson & Johnson Plaza
                         New Brunswick, New Jersey 08933
                            Telephone: (732) 524-0400
(Name, address, and telephone number, including area code, of agent for service)

                              ------------------

                                  Copies to:
                         Robert I. Townsend, III, Esq.
                            Cravath, Swaine & Moore
                                Worldwide Plaza
                               825 Eighth Avenue
                              New York, NY 10019
                                (212) 474-1000

                       CALCULATION OF REGISTRATION FEE
================================================================================
                                                       Proposed
                                     Proposed maximum  maximum       Amount of
Title of securities    Amount to be  offering price   aggregate    registration
to be registered        registered     per share    offering price      Fee
--------------------------------------------------------------------------------
Common Stock, par
value $1.00 per share. 2,758,151 (1)     (2)             (2)              (2)
================================================================================

(1) This Post-Effective Amendment No. 1 on Form S-8 to Amendment No. 3 to the Registration Statement on Form S-4 (No. 333-67370) covers 2,758,151 shares of common stock, par value $1.00 per share, of Johnson & Johnson ("Johnson & Johnson common stock") originally registered on Amendment No. 3 to the Registration Statement on Form S-4.

(2) Not applicable. All filing fees payable in connection with the registration of these securities were paid in connection with the filing of the Registration Statement on Form S-4 on August 13, 2001. On October 19, 2001, Johnson & Johnson filed Amendment No. 3 to the Registration Statement on Form S-4 to register 25,105,088 shares of Johnson & Johnson common stock issuable to the stockholders of Inverness Medical Technology, Inc., including the 2,758,151 shares being registered hereunder which may be issued pursuant to the Plans referred to above. See "Introductory Statement".

================================================================================

                            INTRODUCTORY STATEMENT

          Johnson & Johnson, a New Jersey corporation ("Johnson & Johnson" or the "registrant") hereby amends its Amendment No. 3 to the Registration Statement on Form S-4 (No. 333-67370) (the "Form S- 4") by filing this Post-Effective Amendment No. 1 on Form S-8 (the "Post-Effective Amendment" or this "Registration Statement") relating to the sale of up to 2,758,151 shares of common stock, par value $1.00 per share, of Johnson & Johnson ("Johnson & Johnson Common Stock") issuable upon the exercise of stock options granted under the Selfcare, Inc. Employee Stock Purchase Plan, the Selfcare, Inc. 1992 Stock Plan, the Selfcare, Inc. 1994 Incentive and Nonqualified Stock Option Plan, the Selfcare, Inc. Amended and Restated 1996 Stock Option and Grant Plan, the Stock Option Grants to Keith May, Jerome McAleer and David Scott, the Inverness Medical Technology, Inc. Amended and Restated 2000 Stock Option and Grant Plan, the Integ Incorporated (formerly Inomet, Inc.) 1990 Incentive and Stock Option Plan, the Integ Incorporated (formerly Inomet, Inc.) 1991 Incentive and Stock Option Plan, the Integ Incorporated 1994 Long-Term Incentive and Stock Option Plan and the Integ Incorporated 1996 Directors' Stock Option Plan (collectively, the "Plans").

          On November 21, 2001, Sunrise Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Johnson & Johnson ("Merger Sub"), was merged with and into Inverness Medical Technology, Inc., a Delaware corporation ("Inverness"), under the name Sunrise Acquisition Corp. As a result of such merger (the "Merger"), Inverness became a wholly owned subsidiary of Johnson & Johnson. At the effective time of the Merger, Inverness also completed the split-off of its women's health, nutritional supplements and clinical diagnostics businesses (the "Split-off") as Inverness Medical Innovations, Inc., a Delaware corporation and an independent publicly traded company ("Innovations"). As part of the Split-off and Merger, each outstanding share (other than shares owned by Johnson & Johnson, Merger Sub or Inverness) of common stock, par value $0.001 per share, of Inverness ("Inverness Common Stock") was converted into the right to receive 0.5935 shares of Johnson & Johnson Common Stock and 0.20 shares of common stock, par value $0.001 per share, of Innovations ("Innovations Common Stock"). In addition, prior to the effective time of the Merger and as part of the restructuring of Inverness, each outstanding option issued pursuant to the Plans was converted into:

         o a replacement option to purchase the same number of shares of Inverness Common Stock as the original Inverness option (the "Replacement Inverness Option") and

         o an option to purchase the number of shares of Innovations Common Stock equal to the number of shares of Inverness Common Stock subject to the original Inverness option multiplied by 0.20 (the "Innovations Option").

          The exercise price for each Replacement Inverness Option and Innovations Option was set so that their combined exercise prices equals the exercise price of the original Inverness option. The aggregate exercise price of each original Inverness option was allocated between the Replacement Inverness Option and the Innovations Option in proportion to the deemed fair market value of the shares of the Johnson & Johnson Common Stock and Innovations Common Stock to be received for one share of Inverness Common Stock in the Split-off and Merger. The fair market value of the shares was determined with reference to the closing prices of Johnson & Johnson Common Stock on the New York Stock Exchange and Innovations Common Stock on the American Stock Exchange, in each case on November 26, 2001, the first full trading day following the effective time of the Merger. All other terms of the original Inverness options will continue to apply to the Replacement Inverness Options, except that all Replacement Inverness Options are fully vested and immediately exercisable after the effective time of the Merger and all Replacement Inverness Options held by persons who are not employees or consultants of Inverness or its subsidiaries immediately following the Split-off and Merger will remain exercisable for the remainder of the originally stated term of the original Inverness option irrespective of employment by or service to Johnson & Johnson, Inverness, Innovations or any of their respective subsidiaries.

          Each Replacement Inverness Option is no longer exercisable for shares of Inverness Common Stock, but, instead at the effective time of the Merger was converted into and constitutes an option to acquire, on the same terms and conditions as were applicable under such Replacement Inverness Option, the number of shares of Johnson & Johnson Common Stock (rounded down to the nearest whole share), determined by multiplying the number of shares of Inverness Common Stock subject to such Replacement Inverness Option by 0.5935, at a price per share of Johnson & Johnson Common Stock equal to (i) the aggregate exercise price for the shares of Inverness Common Stock otherwise purchasable pursuant to such Replacement Inverness Option divided by (ii) the aggregate number of shares of Johnson & Johnson Common Stock deemed purchasable pursuant to such Replacement Inverness Option.

         The designation of this Post-Effective Amendment as Registration No. 333-67370 denotes that the Post-Effective Amendment relates only to the shares of Johnson & Johnson Common Stock issuable upon the exercise of stock options under the Plans and that this is the first Post-Effective Amendment on Form S-8 to the Form S-4 filed with respect to such shares.

                                    PART II

                          INFORMATION REQUIRED IN THE
                            REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

          The following documents filed by Johnson & Johnson with the Securities and Exchange Commission (the "SEC") are incorporated herein by reference:

          (a) Johnson & Johnson's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as amended by Amendment No. 1 thereto filed on Form 10-K/A on June 28, 2001;

          (b) Johnson & Johnson's Quarterly Reports on Form 10-Q for the quarters ended April 1, 2001, July 1, 2001 and September 30, 2001;

          (c) Johnson & Johnson's Current Reports on Form 8-K filed on March 14, 2001, August 7, 2001, September 20, 2001,
                    October 22, 2001 and November 27, 2001; and

          (d) the description of Johnson & Johnson Common Stock set forth in Johnson & Johnson's Registration Statements filed pursuant to Section 12 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), including any amendments or reports filed for the purpose of updating such description.

          The following information in the foregoing Johnson & Johnson filings is specifically excluded for purposes of incorporation by reference:

          o Exhibit 13 to the Annual Report on Form 10-K for the Fiscal Year ended December 31, 2000 (pages 26 through 50 of Johnson & Johnson's Annual Report to Shareowners). This information has been restated to give retroactive effect to Johnson & Johnson's pooling of interests with ALZA Corporation. The restated financial statements have been included in the Current Report on Form 8-K filed on September 20, 2001, which is incorporated by reference herein.

          o Exhibit 99.20 to the Current Report on Form 8-K filed on March 14, 2001. This information has been restated to give retroactive effect to Johnson & Johnson's pooling of interests with ALZA Corporation. The restated financial statements have been included in the Current Report on Form 8-K filed on September 20, 2001, which is incorporated by reference herein.

          o The supplemental audited consolidated financial statements as of December 31, 2000 and January 2, 2000, and for each of the years in the three-year period ended December 31, 2000 included as Exhibit 99.15 to the Current Report on Form 8-K filed on August 7, 2001. With the issuance of the Johnson & Johnson Quarterly Report on Form 10-Q for the quarter ended July 1, 2001, these supplemental financial statements, which have been restated to give retroactive effect to Johnson & Johnson's pooling of interests with ALZA Corporation, have become the historical financial statements of Johnson & Johnson. The restated financial statements have been included in the Current Report on Form 8-K filed on September 20, 2001, which is incorporated by reference herein.

          All documents subsequently filed by Johnson & Johnson pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"); provided, however, that the documents enumerated above or subsequently filed by Johnson & Johnson pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made hereby is in effect prior to the filing with the SEC of Johnson & Johnson's Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference herein or be a part hereof from and after the filing of such Annual Report on Form 10-K.

          Any statement contained in an Incorporated Document or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

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


ITEM 4.   DESCRIPTION OF SECURITIES.

          Not applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

          The validity of the issuance of the shares of Johnson & Johnson Common Stock being registered hereby has been passed upon for Johnson & Johnson by Joseph S. Orban, Esq., Associate General Counsel of Johnson & Johnson. Mr. Orban is paid a salary by Johnson & Johnson, is a participant in various employee benefit plans offered to employees of Johnson & Johnson generally and owns and has options to purchase shares of Johnson & Johnson Common Stock.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The New Jersey Business Corporation Act (the "NJBCA") provides that a New Jersey corporation has the power to indemnify a director or officer against his or her expenses and liabilities in connection with any proceeding involving the director or officer by reason of his or her being or having been such a director or officer, other than a proceeding by or in the right of the corporation, if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and with respect to any criminal proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful.

          The indemnification and advancement of expenses shall not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a director or officer may be entitled under a certificate of incorporation, by-law, agreement, vote of shareholders, or otherwise; provided, that no indemnification shall be made to or on behalf of a director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts or omissions (a) were in breach of his or her duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the director or officer of an improper personal benefit.

          The registrant's restated certificate of incorporation provides that, to the full extent that the laws of the State of New Jersey permit the limitation or elimination of the liability of directors or officers, no director or officer of the registrant shall be personally liable to the registrant or its shareholders for damages for breach of any duty owed to the registrant or its shareholders.

          The by-laws of the registrant provide that to the full extent permitted by the laws of the State of New Jersey, the registrant shall indemnify any person (an "Indemnitee") who was or is involved in any manner (including, without limitation, as a party or witness) in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative, arbitrative, legislative or investigative (including, without limitation, any action, suit or proceeding by or in the right of the registrant to procure a judgment in its favor) (a "Proceeding"), or who is threatened with being so involved, by reason of the fact that he or she is or was a director or officer of the registrant or, while serving as a director or officer of the registrant, is or was at the request of the registrant also serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan), against all expenses (including attorneys' fees), judgments, fines, penalties, excise taxes and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection with such Proceeding, provided that, there shall be no indemnification under such by-laws with respect to any settlement or other nonadjudicated disposition of any threatened or pending Proceeding unless the registrant has given its prior consent to such settlement or disposition. The right of indemnification created by the by-laws shall be a contract right enforceable by an Indemnitee against the registrant, and it shall not be exclusive of any other rights to which an Indemnitee may otherwise be entitled. The indemnification provisions of the by-laws shall inure to the benefit of the heirs and legal representatives of an Indemnitee and shall be applicable to Proceedings commenced or continuing after the adoption of the by-laws, whether arising from acts or omissions occurring before or after such adoption. No amendment, alteration, change, addition or repeal of or to the by-laws shall deprive any Indemnitee of any rights under the by-laws with respect to any act or omission of such Indemnitee occurring prior to such amendment, alteration, change, addition or repeal.

          The registrant enters into indemnification agreements with its directors and officers and enters into insurance agreements on its own behalf. The indemnification agreements provide that the registrant agrees to hold harmless and indemnify its directors and officers to the fullest extent authorized or permitted by the NJBCA, or any other applicable law, or by any amendment thereof or other statutory provisions authorizing or permitting such indemnification that is adopted after the date hereof. Without limiting the generality of the foregoing, the registrant agrees to hold harmless and indemnify its directors and officers to the fullest extent permitted by applicable law against any and all expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred by its directors and officers in connection with the defense of any present or future threatened, pending, or completed claim, action, suit, or proceeding by reason of the fact that they were, are, shall be, or shall have been a director or officer of the registrant, or are or were serving, shall serve, or shall have served, at the request of the registrant, as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

          Not applicable.

ITEM 8.   EXHIBITS.

          See Exhibit Index.

ITEM 9.   UNDERTAKINGS

(a)  The registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by such paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New Brunswick, New Jersey on the 29th day of November, 2001.

                                      JOHNSON & JOHNSON,


                                      By:    /s/ S. M. Rosenberg
                                           -------------------------------------
                                           Name:   S. M. Rosenberg
                                           Title:  Assistant Secretary and
                                                   Attorney-in-Fact

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                Title                                Date
---------                -----                                ----

          *              Chairman, Board of Directors; Chief   November 29, 2001
-------------------      Executive Officer and Chairman,
(R. S. Larsen)           Executive Committee (Principal
                         Executive Officer)


          *              Member, Executive Committee; Vice     November 29, 2001
-------------------      President, Finance (Principal
(R. J. Darretta)         Financial Officer)


 /s/ S. J. Cosgrove      Controller (Principal Accounting      November 29, 2001
-------------------      Officer)
(S. J. Cosgrove)


          *              Director                              November 29, 2001
-------------------
(G. N. Burrow)


          *              Director                              November 29, 2001
-------------------
(J. G. Cooney)


          *              Director                              November 29, 2001
-------------------
(J. G. Cullen)


          *              Director                              November 29, 2001
-------------------
(M. J. Folkman)


                         Director
-------------------
(A. D. Jordan)


          *              Director                              November 29, 2001
-------------------
(A. G. Langbo)


          *              Director                              November 29, 2001
-------------------
(J. T. Lenehan)

Signature                Title                                Date
---------                -----                                ----


         *               Director                              November 29, 2001
-------------------
(J. S. Mayo)


         *               Director                              November 29, 2001
-------------------
(L. F. Mullin)


         *               Director                              November 29, 2001
-------------------
(H. B. Schacht)


         *               Director                              November 29, 2001
-------------------
(M. F. Singer)


         *               Director                              November 29, 2001
-------------------
(J. W. Snow)


         *               Director                              November 29, 2001
-------------------
(W. C. Weldon)


         *               Director                              November 29, 2001
-------------------
(R. N. Wilson)



*By:    /s/ S. M. Rosenberg
      -------------------------------------
      S. M. Rosenberg
      Attorney-in-Fact

                                  EXHIBIT INDEX

Exhibits

  4.1 Provisions of the Restated Certificate of Incorporation of Johnson & Johnson dated May 21, 1996, that define the rights of security holders of Johnson & Johnson (incorporated by reference to Exhibit 3(a)(iii) to Johnson & Johnson's Annual Report on Form 10-K for the year ended December 29, 1996).

  4.2 Provisions of the By-laws of Johnson & Johnson, as amended effective June 11, 2001, that define the rights of security holders of Johnson
         & Johnson (incorporated by reference to Exhibit 3(b) to Johnson & Johnson's Amendment to its Annual Report on Form 10-K/A, filed June 28, 2001, for the year ended December 31, 2000).

  5.1 Opinion of Joseph S. Orban, Esq., Associate General Counsel of Johnson & Johnson, regarding the legality of the securities being issued.

 23.1    Consent of PricewaterhouseCoopers LLP.

 23.2 Consent of Joseph S. Orban, Esq., Associate General Counsel of Johnson & Johnson (included in Exhibit 5.1).

 24.1*   Power of Attorney.

-------------------------
*  Previously filed.